EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Alaska Air Group, Inc.

We consent to the use of our reports dated February 22, 2011 with respect to the consolidated balance sheets of Alaska Air Group, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and the related financial statement schedule II, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated by reference herein.

/s/ KPMG LLP

KPMG LLP

Seattle, Washington

August 4, 2011